Exhibit 99.1




News Release

Release Date:   Friday, April 21, 2006

Release Time:   Immediate

Contact:        Eric E. Stickels, Executive Vice President & CFO

Phone:          (315) 366-3702

--------------------------------------------------------------------------------

Oneida Financial Corp. Reports 2006 First Quarter Operating Results (unaudited)

         Oneida, NY, April 21, 2006 - Oneida Financial Corp. (NASDAQ: ONFC), the parent company of The Oneida Savings Bank, has announced first quarter operating results. Net income for the three months ending March 31, 2006 was $928,000, or $0.12 basic earnings per share compared to $975,000, or $0.13 basic earnings per share, for the three months ended March 31, 2005. The decrease in net income was primarily reflects of a decrease in net interest income and an increase in non-interest expenses, partially offset by an increase in non-interest income and a decrease in provision for taxes.

         Total assets increased $3.5 million or 0.8%, to $425.9 million at March 31, 2006 from $422.4 million at March 31, 2005. The increase in total assets is primarily due to an increase in loans receivable partially offset by decreases in investment and mortgage-backed securities. Loans receivable increased $20.1 million or 9.3% at March 31, 2006 as compared with March 31, 2005, after recording the sale of $16.2 million in fixed rate one-to-four family residential real estate loans sold during the intervening twelve month period. Investment and mortgage-backed securities decreased $25.2 million to $127.4 million at March 31, 2006 from $152.6 million at March 31, 2005. Cash and cash equivalents increased to $12.4 million at March 31, 2006 as compared with $10.6 million at March 31, 2005. The increase in cash and cash equivalents was supported by a $1.3 million or 0.4% increase in total deposits at March 31, 2006 compared with March 31, 2005. Premises and equipment also increased $4.1 million from March 31, 2005 to March 31, 2006 as a result of the construction of two banking offices replacing outdated facilities in Oneida and Chittenango, New York. In addition, the Company is constructing a 15,000 square foot insurance office located in Clay, New York which will replace three leased office locations. The Company also began construction of a new banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York which is expected to be completed during the fourth quarter of 2006.

         Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "Oneida Financial Corp. is pleased with our first quarter results in a challenging interest rate environment. Although a flattened treasury yield curve has resulted in a reduced level of net interest income and margin compression, the diversification of our business model has resulted in additional sources and volume of non-interest income. We maintain a positive outlook for 2006." During the first quarter of 2006 insurance commission income and deposit account fee revenue each increased 13.0%. Kallet continued, "The Company remains focused on growing our traditional banking franchise, Oneida Savings Bank, and our other financial services businesses through our insurance subsidiary, the Bailey Haskell & LaLonde Agency. We completed the acquisition of the Parsons & Cote insurance agency during the first quarter of 2006 and recently announced the development of a banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York and the early 2006 planned acquisition of Benefits Consulting Group, located in Syracuse, New York." Kallet concluded, "The diversification Oneida Financial Corp. has achieved will allow the Company to maintain its leadership position and financial performance record."

         Net interest income decreased for the first quarter of 2006 to $3.2 million compared with $3.3 million for the first quarter of 2005. The decrease in net interest income primarily is due to a decrease in the net interest margin earned which was 3.40% for the three months ending March 31, 2006 as compared with 3.58% for the same period in 2005.

         Interest income was $5.3 million for the first quarter of 2006; an increase of 5.2% as compared with the same period in 2005 at $5.1 million. This increase in interest income during the three months ended March 31, 2006 resulted primarily from an increase in the average balances of interest-earning assets during the current period and an increase in the yield of 24 basis points on interest earning assets, given the increase in short-term market interest rates during the past twelve month period.

         Total interest expense increased to $2.2 million for the three months ended March 31, 2006. This is compared with interest expense of $1.8 million during the same 2005 period. The increase for the three months ended March 31, 2006 was due to an increase in the cost of interest-bearing liabilities of 49 basis points as well as an increase in the average balance of interest-bearing deposit accounts. Borrowed funds outstanding were $63.4 million at March 31, 2006, compared with $64.4 million in borrowings outstanding at March 31, 2005. Interest expense on deposits increased 29.0% during the first quarter of 2006 to $1.3 million as compared with the same period of 2005.

         Non-interest income was $3.4 million during the first quarter of 2006 compared with $2.9 million for the same 2005 period. The increase in non-interest income was primarily due to a $277,000 or 13.0% increase in commissions earned on the sale of financial products through the Company's insurance subsidiary for the three months ended March 31, 2006 as compared with the same period during 2005. In addition, service charges on deposit accounts increased $62,000 or 13.0% during the first quarter of 2006 as compared with the first quarter of 2005.

         Non-interest expense was $5.3 million for the three months ended March 31, 2006 compared with $4.9 million for the three months ended March 31, 2005. The increase in non-interest expense is primarily the result of operating expenses incurred associated with our insurance agency business and an increase in equipment expenses associated with the completion of two new banking facilities in Oneida and Chittenango, New York. Provisions for possible loan losses during first quarter of 2006 and 2005 totaled $80,000 respectively during both periods. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. The ratio of the loan loss allowance to loans receivable is 0.88% at March 31, 2006 compared with a ratio of 0.92% at March 31, 2005.

         Stockholders' equity was $54.3 million, or 12.8% of assets at March 31, 2006 compared with $51.7 million, or 12.2% of assets, at March 31, 2005. The increase in stockholders' equity was primarily a result of valuation adjustments made for the Company's available for sale investment and mortgage-backed securities as well as the contribution of net earnings for the trailing twelve month period. In addition, stockholders' equity was reduced by management efforts to manage the Company's capital through the payment of cash dividends.

         This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

         All financial information provided at and for the quarters ended March 31, 2006 and March 31, 2005 is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.

                                    At and for the    At and for the
Selected Financial Ratios           Three Months      Twelve months
(unaudited)                         Ended Mar 31,     Ended Dec 31,
-----------                         -------------     -------------
                                    2006     2005     2005     2004
                                    ----     ----     ----     ----
Return on Average Assets            0.86%    0.92%    0.89%    0.77%
Return on Average Equity            6.92%    7.39%    7.30%    6.49%
Net Interest Margin                 3.40%    3.58%    3.50%    3.40%
Non-Performing Assets to
    Total Assets (end of period) 0.03% 0.12% 0.05% 0.14% Allowance for Loan Losses to
    Loans Receivable, net           0.88%    0.92%    0.83%    0.94%
Average Equity to Average Assets   12.42%   12.43%   12.21%   11.84%

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
                                           At          At            %          At          At
Selected Financial Data                  Mar 31,     Mar 31,      Change      Mar 31,     Dec 31,
(in thousands except per share data)      2006        2005      '06 vs '05     2004        2005
------------------------------------   ----------------------------------------------------------
                                      (unaudited   (unaudited)             (unaudited)  (audited)
Total Assets                             $425,893     $422,447      0.8%      $426,668   $436,761
Loans receivable, net                     234,998      214,913      9.3%       200,382    236,077
Mortgage-backed securities                 28,792       44,114    (34.7%)       49,810     29,097
Investment securities                      98,598      108,498     (9.1%)      116,971    106,432
Goodwill and other intangibles             14,979       13,241     13.1%        12,703     14,364
Interest bearing deposits                 254,528      254,019      0.2%       256,662    250,142
Non-interest bearing deposits              50,273       49,507      1.5%        49,367     51,044
Borrowings                                 63,400       64,400     (1.6%)       64,900     77,270
Stockholders' Equity                       54,327       51,701      5.1%        51,786     53,588

Book value per share
   (end of period)                       $   7.12     $   6.82      4.4%      $   6.95   $   7.03
Tangible value per share
   (end of period)                       $   5.16     $   5.10      1.2%      $   5.24   $   5.15


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

                                         Three Months Ended         %         Year Ended
Selected Operating Data                  Mar 31,     Mar 31,      Change       Dec 31,
(in thousands except per share data)      2006        2005      '06 vs '05       2005
------------------------------------   ------------------------------------------------
                                       (unaudited) (unaudited)                 (audited)
Interest income:
   Interest and fees on loans           $   3,805   $   3,332      14.2%      $  14,197
   Interest and dividends
      on investments                        1,527       1,734     (11.9%)         6,766
   Interest on fed funds                       13          15     (13.3%)            49
                                        ---------   ---------                 ---------
      Total interest income                 5,345       5,081       5.2%         21,012
Interest expense:
   Interest on deposits                     1,303       1,010      29.0%          4,546
   Interest on borrowings                     854         741      15.2%          3,141
                                        ---------   ---------                 ---------
      Total interest expense                2,157       1,751      23.2%          7,687
                                        ---------   ---------                 ---------
Net interest income                         3,188       3,330      (4.3%)        13,325
   Provision for loan losses                   80          80        --             360
                                        ---------   ---------                 ---------
Net interest income after
     provision for loan losses              3,108       3,250      (4.4%)        12,965
                                        ---------   ---------                 ---------
Other income:
   Net investment gains                        31           3     933.3%            275
   Service charges on deposit acct  s         539         477      13.0%          2,145
   Commissions earned on sale of
         financial products                 2,406       2,129      13.0%          8,163
   Other revenue from operations              448         324      38.3%          1,309
                                        ---------   ---------                 ---------
      Total non-interest income             3,424       2,933      16.7%         11,892
Other expense:
   Salaries and employee benefits           3,374       3,111       8.5%         12,413
   Equipment and net occupancy                885         805       9.9%          3,315
   Intangible amortization                     32          28      14.3%            113
   Other costs of operations                1,005         928       8.3%          3,768
                                        ---------   ---------                 ---------
      Total non-interest expense            5,296       4,872       8.7%         19,609
                                        ---------   ---------                 ---------
Income before income taxes                  1,236       1,311      (5.7%)         5,248
Income tax provision                          308         336      (8.3%)         1,390
                                        ---------   ---------                 ---------
Net income                              $     928   $     975      (4.8%)     $   3,858
                                        =========   =========                 =========

Net income per common
   share ( EPS - Basic )                $    0.12   $    0.13      (7.7%)     $    0.51
                                        =========   =========                 =========
Net income per common
   share ( EPS - Diluted)               $    0.12   $    0.13      (7.7%)     $    0.50
                                        =========   =========                 =========

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